EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in this Registration Statement of Eonnet Media, Inc. on Form S-3 of our (i) report dated March 8, 2001 on our audits of the consolidated financial statements of Eonnet Media, Inc. as of December 31, 2000 and December 31, 1999, and for the periods ended December 31, 1999 and 2000, (ii) report dated March 9, 2001 on our audits of the financial statements of Eonnet Technologies, Inc. as of December 31, 2000 and December 31, 1999 and for the years ended December 31, 1000 and 2000, which reports are incorporated by reference Eonnet Media, Inc. 2000 Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."


                                                  Brimmer, Burek & Keelan LLP


Tampa, Florida
July 24, 2001